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                                          ***TEXT OMITTED AND FILED SEPARATELY
                                              CONFIDENTIAL TREATMENT REQUESTED
                                       UNDER 17 C.F.R. Sections 200.80(b)(4),
                                                          200.83 and 240.24b-2

                          STRATEGIC ALLIANCE AGREEMENT


         THIS STRATEGIC ALLIANCE AGREEMENT is made between Square-H Brands, Inc., a Delaware corporation ("Square-H") having an address at 2731 Soto Street, Los Angeles, CA 90023-4270, and SureBeam Corporation, a Delaware corporation ("SureBeam") having a principal place of business at 3033 Science Park Road, San Diego, California 92121.


                                    RECITALS

                  WHEREAS, SureBeam is engaged in the business of designing, manufacturing, selling, installing, operating and servicing product disinfestation, pasteurization and sterilization equipment and systems, including electron beam and x-ray equipment and systems; and

                  WHEREAS, Square-H is engaged in the business of manufacturing meat products.

                  WHEREAS, Square-H and SureBeam desire to pursue a strategic alliance arrangement whereby the parties will develop and operate a food irradiation facility in Vernon, California; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Square-H and SureBeam agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  As used herein:

                  1.1 "AGREEMENT" shall mean, collectively, this Strategic Alliance Agreement between Square-H and SureBeam, including the Services Agreement (as hereafter defined) and any and all written attachments, exhibits and amendments hereto or thereto.


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                  1.2      "CONFIDENTIAL INFORMATION" shall mean any commercial
or technical information relating to SureBeam, including its subsidiaries and parent company, or Square-H, which is proprietary to either party and not generally known to the public. Confidential Information includes, but is not limited to, know-how, trade secrets, material eligible for copyright protection, marks, research, development or commercial information, information capable of being embodied in a patent application, or any international equivalents thereof. Confidential Information does not include information that the party receiving that information can establish (a) is in the public domain at the date of disclosure; (b) becomes public knowledge during the term of this Agreement through no fault of the receiving party; (c) was in its possession prior to disclosure by the disclosing party, providing such prior disclosure can be adequately substantiated by documentary evidence antedating the disclosure by the other party; (d) was independently developed by the receiving party; or (e) was obtained from a third party not in breach of any agreement of confidentiality in favor of SureBeam.

                  1.3 "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all intellectual property rights relating to the System or the SureBeam Improvements including, without limitation, any patents, patent applications, copyrights, trademarks, service marks, trade secrets, and know-how.

                  1.4 "SERVICES AGREEMENT" shall mean the SureBeam Corporation Irradiation Process Services Agreement entered into concurrently herewith.

                                   ARTICLE II

                                  THE FACILITY

                  2.1 CONSTRUCTION OF FACILITY. Square-H or, more probably, an entity to be formed by Square-H (in the alternative, the "Developer") will construct the "Shell" of a building suitable for containing the shield, material-handling equipment and other fixtures and equipment to be constructed by SureBeam, as hereafter provided (the "SureBeam Improvements" and collectively with the Shell, the "Facility") on the parcel of land located at 3301 E. Vernon Avenue, Vernon, California and depicted on Exhibit A hereto (the "Parcel"). The Facility will offer food irradiation services utilizing SureBeam's patented e-beam and x-ray technologies and will contain a two-line system capable of treating approximately 250,000 tons of product annually (collectively, the "System").

                           2.1.1    PLANS AND SPECIFICATIONS. Square-H shall
cause the plans and specifications for the Shell to be prepared by the Developer in conjunction with the plans and specifications for the SureBeam Improvements and such plans and specifications shall be subject to SureBeam's approval. The plans


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and specifications for the SureBeam Improvements will be prepared by SureBeam, in conjunction with the plans and specifications for the Shell and such plans and specifications shall be subject to the Developer's approval. In that context, SureBeam shall provide to Square-H as soon as practicable its preliminary plans and specifications for the SureBeam Improvements to assist Square-H in determining what should constitute the Shell and what should constitute the remainder of the Facility. Neither SureBeam nor the Developer will unreasonably withhold or delay its approval of the other's plans and specifications.

                           2.1.2    CONSTRUCTION. SureBeam acknowledges that the
Developer may construct the Shell as a part of a larger complex that would also be suitable for the development and operation of a related business. (All such improvements, together with the Parcel, are sometimes hereafter referred to as the "Complex.") In that context, the plans and specifications for the Shell and for the Facility would be reviewed and approved in conjunction with the anticipated ingress, egress, parking and other circulation elements of the Complex to be used by SureBeam, an operator of the related business and the customers and invitees of each, and the Developer and SureBeam would cooperate with each other in order to insure that the Complex would be built in a manner designed to minimize the aggregate costs of construction. In any event, the parties may well agree that portions of the SureBeam Improvements will be constructed prior to the construction of portions of the Shell. The Developer shall, at SureBeam's request and at SureBeam's sole cost and expense through contracts among SureBeam, the Developer and third-party contractors and suppliers, including Kendrick Construction Services, Inc., an affiliate of the probable Developer, construct the SureBeam Improvements concurrently with the construction of the remainder of the Facility.

                           2.1.3    ENTITLEMENTS. Square-H will obtain all
entitlements for the construction of the Shell and construct the Shell in accordance with all applicable regulations. SureBeam will obtain all entitlements for the construction and operation of the Facility, as a whole, and, unless SureBeam has commissioned the Developer to do so as contemplated in paragraph 2.1.2, above, construct the SureBeam Improvements and, in any event, operate the Facility, in each instance in accordance with all applicable regulations.

                  2.2 LEASE. The Developer and SureBeam will enter into, and the obligations of Square-H and SureBeam hereunder are conditioned upon the Developer and SureBeam entering into, a lease of the SureBeam Facility on the following terms and conditions:

                           2.2.1    PARTIES. The Developer, as lessor, and
SureBeam, as tenant, and their respective successors and assigns; provided, however, that the


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Lease will contain customary restrictions on the right of the tenant to assign the Lease or sublease the Facility.

                           2.2.2    TERM. The term of the Lease shall
commence on the "Commencement Date" which shall be the first to occur of (i) the commencement of business from the Facility and (ii) an outside date which will be negotiated to incentivize each party to fulfill its construction and development obligations as soon as practicable and which will presumptively be based upon the date on which the Developer obtains a building permit for the construction of the Shell. The term shall run for such time as may be necessary to amortize the initial financing for the Complex, currently estimated to be ten (10) years. SureBeam will have an option to extend the term for ten (10) years at the then fair market value of the SureBeam Facility and the Parcel or, if applicable, the right to use the common areas of the Complex, exclusive, however, in either instance of the SureBeam Improvements.

                           2.2.3    RENT.

                                    (A)      The rent shall be negotiated and
may be based upon the costs to the Developer of acquiring the Parcel and developing the SureBeam Facility and, if applicable, giving effect to the costs attributable to the related business. Rent shall be net of insurance, taxes and operating expenses with respect to the Shell, the Facility and, unless the Complex is constructed, the Parcel.

                                    (B)      If applicable, SureBeam shall pay,
as additional rent, the costs and expenses of the Developer relating to the common areas of the Complex which are used or usable by SureBeam in the operation of the Facility. Examples of such expenses are property taxes attributable to the Parcel, the costs of maintaining, repairing and operating the common areas of the Complex, management fees and the costs of providing security services to the Complex. SureBeam acknowledges some or all of such services may be provided by Square-H in conjunction with its operation of an adjacent facility. In essence, the Lease will contain appropriate provisions providing for the identification and allocation of all costs and expenses properly attributable to the construction and/or operation of the Facility.

                           2.3.4    OTHER TERMS AND CONDITIONS. The Lease will
contain other terms and conditions consistent with an arm's length "build to suit" lease between an institutional investor as the lessor and an industrial operator as the tenant.


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                                   ARTICLE III

                               STRATEGIC ALLIANCE

                  3.1 STRATEGIC ALLIANCE. The parties will use their respective best efforts, consistent with the terms, covenants and conditions of this Agreement, to maximize the profitability and success of the SureBeam Facility.

                  3.2 PRODUCTS. All products currently or hereafter marketed directly by Square-H which (i) have been approved by the FDA for electronic pasteurization and (ii) have been successfully tested by SureBeam shall be treated at the Facility. This volume is currently estimated to be [...***...] pounds per year. All such products shall be treated as soon as possible following the delivery thereof to the Facility and in any event within [...***...] following such delivery. Square-H shall use reasonable commercial efforts to comply with such procedures as SureBeam may establish, with Square-H's prior approval, which such approval shall not be unreasonably withheld or delayed, for scheduling and delivery of products to be treated at the Facility.

                  3.3 TERM. The term of this Agreement shall commence as of the commencement of business from the facility and shall thereafter be commensurate with the term of the Lease, including any extension thereof through the exercise of the option provided in Section 2.2.2 hereof; subject, however, to technological obsolescence.

                  3.4 PRICING. Square-H shall pay [...***...] percent ([...***...]%) of the [...***...] price per pound charged by SureBeam for treating comparable products at any service facility operated by SureBeam in the United States, including the Facility, during the [...***...] of operation; [...***...] percent ([...***...]%) of such price during [...***...]
; and [...***...] percent ([...***...]%) of such price thereafter. SureBeam's pricing shall include all rebates and discounts and shall be based upon products F.O.B. at the Facility. If at any time there is no comparable price, the parties shall negotiate in good faith an appropriate price, taking into account the discount vis-a-vis SureBeam's other pricing otherwise applicable hereunder. Payment terms for processing shall be net thirty (30) days from receipt of an invoice from SureBeam.

                  3.5 ROYALTY. Through its entry into this Agreement, and in particular, its commitment to have its products treated at the Facility, Square-H has assisted SureBeam in its marketing efforts. Square-H shall otherwise use reasonable commercial efforts to further SureBeam's efforts to maximize the volume of products processed at the SureBeam Facility. SureBeam will pay to Square-H [...***...] ($[...***...]) per pound on all products of [...***...] processed from the Facility and such royalty shall be paid regardless of whether or not, or the volume of, products currently or hereafter marketed by Square-H are


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                                            * Confidential Treatment Requested
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processed at the Facility. The royalty shall be paid within thirty (30) days following the expiration of each calendar month of the term.

                  3.6 TESTING. Treatment of Square-H products is subject to SureBeam testing each such product and demonstrating to the reasonable satisfaction of Square-H that the irradiation treatment will not result in the degradation, over the anticipated shelf life of the particular product, of the color, texture, taste or any other sensory characteristic of each such product. The time frames and procedures used by SureBeam for such testing shall be established pursuant to the Services Agreement. Each product successfully tested to Square-H's satisfaction shall thereafter be treated in accordance with the specifications and procedures used in such testing. Such specifications and procedures shall not be altered with respect to any product to be treated hereunder without the prior written consent of Square-H.

                                   ARTICLE IV

                        SYSTEM OPERATION AND MAINTENANCE

                  4.1 OPERATION OF THE SYSTEM. SureBeam will be solely responsible for operating the System during the term of this Agreement. Such operation shall be conducted in accordance with the Services Agreement and in accordance with all applicable regulations and in a manner consistent with good manufacturing practices. Without limiting the generality of the foregoing, SureBeam shall properly calibrate all equipment and maintain complete and accurate records of all of its treatments at the Facility. SureBeam shall accept packaged product into the facility labeled as having been electronically pasteurized and, in addition to any requirements of any applicable regulation, certify to Square-H and/or any customers of Square-H designated by Square-H that the product has in fact been electronically pasteurized in accordance with all applicable regulations and the specifications and procedures applicable thereto and approved by Square-H hereunder.

                  4.2 MAINTENANCE. The Lease will provide for SureBeam to maintain the SureBeam Improvements in good condition and repair, including through upgrades and/or replacements necessary for the System to maintain a competitive advantage vis-a-vis competing processes, all at SureBeam's sole cost and expense. The Lease will further provide for the Developer to maintain the exterior of the Facility and the common areas, with the costs thereof, including the amortized portion of capital expenditures required to comply with applicable regulations or which are designed to reduce other operating costs, apportioned among SureBeam and other users of the Project.

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                  4.3      SYSTEM OWNERSHIP. SureBeam is and will remain the
owner of the System. Upon the expiration or sooner termination of this Agreement, SureBeam shall remove the SureBeam Improvements from the Facility and repair any damage to such Facility caused by such removal; provided, however, should SureBeam exercise its option to extend the term of the Lease for an additional ten (10) years, that SureBeam will not be responsible for removing the SureBeam Improvements from the Facility and will not be responsible for the repair of any damage to the Facility caused by their removal by anyone.

                                    ARTICLE V

                              INTELLECTUAL PROPERTY

                  5.1 OWNERSHIP RIGHTS. The parties acknowledge and agree that SureBeam is and shall remain the owner of any and all Intellectual Property Rights prior to and during the term of this Agreement and thereafter. Nothing in this Agreement shall be construed as a transfer or a license of such Intellectual Property Rights to Square-H or to any third party under any circumstances.

                                   ARTICLE VI

                            CONFIDENTIAL INFORMATION

                  6.1 NON-DISCLOSURE. During the term of this Agreement, each party will necessarily disclose some of its Confidential Information to the other. Square-H and SureBeam, on behalf of itself and its officers, employees, contractors and agents, agree to keep all such Confidential Information confidential and not disclose such information directly or indirectly to any third party or use it for any purpose without prior written authorization from an authorized representative of the other party. Square-H and SureBeam agree to take all necessary steps to protect Confidential Information from distribution or disclosure. The obligations of this paragraph continue in perpetuity after this Agreement terminates and apply to the respective officers, employees, contractors and agents of Square-H and SureBeam.

                  6.2 OWNERSHIP. The property rights in any and all Confidential Information disclosed from either party to the other pursuant to this Agreement shall, subject to any rights of any other owner, rest with the disclosing party.

                  6.3 REMEDIES. Each of the parties acknowledge and agree that remedies at law may be inadequate to protect it against any actual or threatened breach of this Article VI and, without prejudice to any other rights and remedies otherwise available to them, the panics agree that each of them shall be entitled to


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equitable relief, including injunction, upon proper application to any court having jurisdiction over such matters.

                                   ARTICLE VII

                              TERM AND TERMINATION

                  7.1 BREACH OR NON-PERFORMANCE. A breach or material lack of performance under the terms of this Agreement by either party, shall be sufficient reason for the other party to terminate this Agreement; provided, however, that a party shall notify the other in writing of any such breach or non-performance and shall allow that party a reasonable period of time, not to exceed. thirty (30) days, to remedy such breach or non-performance. If no satisfactory remedy is forthcoming within such thirty (30) day period, this Agreement may be terminated by the non-breaching party without further notice as of the end of such thirty (30) day period. A breach by either party of Article VI may result in immediate termination by the non-breaching party upon written notice to the other.

                  7.2 MUTUAL CONSENT. This Agreement may be terminated at any time by the mutual written consent of both parties.

                  7.3 SURVIVING PROVISIONS. The rights and obligations of the parties with respect to Articles V, VI, VIII and IX shall survive the expiration or termination of this Agreement.

                                  ARTICLE VIII

                                    LIABILITY

                  8.1 LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, UNDER ANY CIRCUMSTANCE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. For purposes of this
Article VIII, loss or degredation of Square-H products attributable to the failure of SureBeam to timely treat such products in the manner contemplated hereunder shall be considered direct damages.


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                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1 INDEMNIFICATION. Each party (the Indemnifying Party) shall indemnify, defend and hold the other (the "Indemnified Party") harmless from and against all actions, proceedings, claims, demands, suits, outlays, damages, or expenses, including reasonable attorneys fees and other costs that may be assessed against the Indemnified Party, arising out of the acts or omissions of the Indemnifying Party, its representatives, officers, agents, contractors or employees.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  10.1 RECORDS. Both parties agree to keep books and records which accurately reflect the activities covered by this Agreement. These records will be maintained during the term of this Agreement and for a period of three years thereafter. These records will be open to inspection by the other party, or independent auditors representing the other party, given a reasonable notification period. Any expenses resulting from an audit shall be borne by the party initiating the audit.

                  10.2 ASSIGNMENT. Neither this Agreement nor any benefits, rights or obligations derived hereunder shall directly or indirectly be assigned, transferred, disclosed or shared in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to a subsidiary, parent, or successor company, including a purchaser of all or substantially all of such party's assets, upon written notice to the other without such consent.

                  10.3 PUBLICITY AND DISCLOSURE. Neither party shall publish or otherwise disclose to any third party the existence or results of any research specifically funded by SureBeam in connection with the use of the System without the prior written consent of the other party, which consent shall not be unreasonably withheld or unless required by applicable regulation. A minimum notice of thirty (30) calendar days will be required for notification. The failure of a party to respond to such notification within the thirty (30) day period shall be deemed consent by such party.

                  10.4 ENTIRETY AND AMENDMENTS. This Agreement, including the Services Agreement and any attachments, exhibits or amendments hereto or thereto, together with the Lease, when executed, and any written attachments, exhibits or


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amendments thereto, represents the entire understanding between the parties with respect to the subject matter hereof. No part of this Agreement may be amended, modified, revoked or waived except by a writing signed by both parties.

                  10.5 SEVERABILITY. In the event that any term, covenant, condition, provision or agreement contained in this Agreement is held to be invalid, void or otherwise unenforceable, the fact that such term, covenant, condition, provision or agreement is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement contained in this Agreement.

                  10.6 FORCE MAJEURE. If either party is unable to carry out its obligations under this Agreement because of force majeure, the parties agree to suspend performance until the event creating the force majeure is over. For this purpose force majeure includes storms, floods, earthquakes, other acts of God, the acts of civil or military authority, quarantine restrictions, riots, fires, commercial impossibility, explosions and bombings, the inability to obtain permits or other governmental approvals, or because of any other cause or causes beyond the reasonable control of the party seeking to be excused from performance. The party unable to perform agrees to resume performance of its obligations upon the termination of the event or cause, which excused performance.

                  10.7 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the addresses set forth above (or at such other address for a party as shall be specified by like changes of address).

                  10.8 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California.

                  10.10 ARBITRATION. With the exception of obtaining injunctive relief, as set forth in Article V, if any question shall arise as to the interpretation of this Agreement as to the rights, duties or liabilities of either party hereunder or as to any act, matter or thing arising out of or under this Agreement which cannot be resolved by amicable agreement, the same shall be referred to final and binding arbitration held in San Diego, California if initiated by Square-H or the Developer, or Los Angeles County, California, if initiated by SureBeam. American Arbitration Association ("AAA') rules relating to commercial arbitration will apply. The parties will jointly select a single arbitrator from an AAA panel. If the parties cannot agree on an arbitrator, they will each select an arbitrator and the two arbitrators so selected will pick the arbitrator who will decide the dispute. The


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arbitrator will not have the authority to award punitive, indirect, special or consequential damages. Arbitration awards are not appealable and may be enforced through any court of competent jurisdiction. The arbitrator must apply California law and, with the exception of granting injunctive relief, as provided in Article V, has exclusive authority to resolve any dispute relating to the interpretations, applicability or formation of this Agreement. Except as to obtaining injunctive relief, the parties waive all rights to adjudication in a court of law and to a venue other than San Diego, California or Los Angeles County, California, as the case may be. Each party shall be responsible for the payment of its own attorney's fees, and the parties shall split equally the costs of the arbitration.

                  10.11 GUARANTIES. Titan Corporation hereby guaranties each and all of SureBeam's and its affiliates' obligations under this Agreement and under the Lease. SureBeam understands and acknowledges that Square-H will finance the development of the Facility and/or the Complex in partial reliance upon the Lease and the guaranty thereof by Titan. In furtherance of such guaranty, Titan Corporation shall, at the request of Square-H, execute and deliver to the Developer and Square-H a guaranty in the form of Exhibit B hereto with such changes therein as may reasonably be requested by any first mortgage lender providing financing for the Facility.


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         IN WITNESS WHEREOF, The parties hereto have caused this Strategic
Alliance Agreement to be executed as of the day and year last written below.


SUREBEAM CORPORATION

By:  /s/ Larry A. Oberkfell
     ------------------------------------------------

Title:  President & C.E.O.
        ---------------------------------------------

Date:  11/28/00
       ----------------------------------------------


SQUARE-H BRANDS, INC.

By:  /s/ Henry Haskell
     ------------------------------------------------

Title:  President/CEO
        ---------------------------------------------

Date:  29 NOV 2000
       ----------------------------------------------


THE TITAN CORPORATION

By:  /s/ Larry A. Oberkfell
     ------------------------------------------------

Title:  SR. V.P. Titan Corporation
        ---------------------------------------------

Date:  11/28/00
       ----------------------------------------------



                 Signature Page to Strategic Alliance Agreement


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